Exhibit 10.12

Execution Version

Fathom Digital Manufacturing Corporation

December 23, 2021

Richard Stump

Re: Offer Letter

Dear Richard:

On behalf of Fathom Digital Manufacturing Corporation, a Delaware corporation (together with its successors, the “Company”), I am pleased to confirm our offer to you for continuing employment in the position of Chief Commercial Officer of the Company, reporting to the Company’s Chief Executive Officer. In this position, you will be an executive officer of the Company. Your employment under this letter agreement (this “Agreement”) will be effective on December 23, 2021 (the “Effective Date”), subject to the terms and conditions of this Agreement. This Agreement supersedes in its entirety the Employment Agreement, dated September 23, 2019, by and between you and Kemeera LLC (the “Prior Agreement”).

In connection with your continuing employment with the Company, you will be entitled to the following compensation and benefits package, as approved by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”):

Compensation and Benefits

Base Salary: As of the Effective Date, you will be paid a base salary at an annual rate of $350,000, as adjusted by the Board or the Committee from time-to-time.

Annual Bonuses: Beginning for fiscal year 2022, you will be eligible to receive an annual bonus (each, an “Annual Bonus”) under the annual bonus plan adopted by the Board or the Committee in its discretion. The target amount of your Annual Bonus will be 60% of your annual base salary received during the applicable performance period.

Incentive Awards: You will be eligible to participate in the Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan, as may be amended from time to time, as determined by the Board or the Committee in its discretion.

Executive Severance Plan: You are eligible for severance and change in control benefits under the Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (the “Severance Plan”) if your employment is terminated by the Company without “cause” or if you resign from your employment with “good reason” (in each case, as defined in the Severance Plan), subject to the terms and conditions thereof, including the requirements to execute and deliver an effective general release of claims against the Company, its affiliates and related parties and comply with certain non-solicitation, non-disclosure and non-competition covenants. For additional information, please consult the Severance Plan document.

Other Benefits: You will be eligible to participate in all other benefit plans generally offered to other senior executives of the Company in similar positions and with similar responsibilities (subject to any applicable waiting periods and other restrictions) which includes health coverage and paid company holidays.

Other Terms of Employment

Stock Ownership Guidelines: As an executive officer of the Company other than the CEO, you will be required to hold one (1) times your annual base salary in Company shares in accordance with the Company’s Stock Ownership Guidelines. Please consult the actual Stock Ownership Guidelines for additional information, including the type of equity counted towards meeting the Stock Ownership Guidelines.

Execution Version

At-Will Employment: Your employment is at-will, meaning that you or the Company can terminate your employment without cause or reason at any time.

Outside Business Activities: During your employment, you will devote your best efforts and full business time and attention to the Company, and you will not engage in any other business activity or have any other business pursuits or interests, unless such activity, pursuit or interest is approved by the Board in writing.

Restrictive Covenant Agreement: As a condition of your employment, you will be required to review and sign the Fathom Digital Manufacturing Corporation Executive Restrictive Covenant Agreement, attached hereto as Appendix A, that includes confidentiality, work product assignment and post-employment non-competition and non-solicitation provisions that will protect the Company’s ongoing interests.

This letter supersedes any prior oral or written agreements or understandings with the Company related to your employment, including, without limitation, the Prior Agreement, and cannot be changed except in a writing signed by an authorized executive of the Company.

Please indicate your acceptance of this offer by signing in the space provided below and returning one copy of this letter to me at your earliest convenience. Should you have any questions, please feel free to call me.

Sincerely,

/s/ Caprice Perez
Name: Caprice Perez
Title: Chief Human Resources Officer
Fathom Digital Manufacturing Corporation

Accepted and agreed:	Accepted and agreed:

Kemeera LLC

/s/ Richard Stump Richard Stump	/s/ Caprice Perez By: Caprice Perez Title:Chief Human Resources Officer

Date:	12/23/2021	Date:	12/23/2021

Appendix A

Fathom Digital Manufacturing Corporation Executive Restrictive Covenant Agreement (California)

DEFINITIONS

As used in this Appendix A, the following terms shall have the following meanings:

“Business” means (i) the businesses of (A) prototyping and low-volume services for in-house additive manufacturing technologies, (B) precision sheet metal and finishing services ranging from prototype through mid-volume production, including internal sheet metal cutting and forming solutions, (C) chemical etching for aerospace and defense, electronics, medical, automotive and other industries and (D) three-dimensional (“3D”) printing and processing and computer numerical control (“CNC”) machining, injection. molding and industrial design capabilities, or (ii) any other business of the Company Group as conducted or contemplated to be conducted as of the date of termination of your employment and/or during the Non-Solicit Period, and in respect of which you have been materially involved or about which you have acquired Confidential Information during the course of your employment.

“Client or Potential Client” means each and every person and/or entity who or which, at any time during the two (2) years prior to the termination of your employment, (i) contracted for, was billed for, or received from the Company Group any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (ii) was in contact with you or in contact with any other employee or agent of the Company Group concerning any product or service with which you worked directly or indirectly during your employment with the Company Group or about which you acquired Confidential Information during your employment with the Company Group; or (iii) was solicited by the Company Group or the Company Group expended substantial efforts on developing plans to solicit, in each case in an effort in which you were involved or of which you were aware while you were employed by the Company Group.

“Company Group” means Fathom Digital Manufacturing Corporation and its direct and indirect subsidiaries.

“Confidential Information” means any confidential or privileged information with respect to the Company Group. For purposes of this Appendix A, “Confidential Information” includes, but is not limited to, (a) any information, in any form whatsoever (including written, electronic, and oral information), relating to the Company Group, its business, employees, clients, vendors, or anyone else, that is not generally known outside of the Company Group, including, without limitation, information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service; secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any member of the Company Group; lists or details of Clients or Potential Clients or suppliers or the arrangements made with any Clients or Potential Clients or supplier; and any information in respect of which the Company and/or any member of the Company Group owes an obligation of confidentiality to any third party; and (b) any such information relating to any other person or entity that has been provided to the Company Group pursuant to an agreement that requires the Company Group to maintain the confidentiality of the information.

“Controlled Affiliates” means any other Person of which you directly or indirectly own more than fifty percent (50%) of the voting equity interest or of which you are entitled, directly or indirectly, by contract or otherwise, to appoint a majority of the board of directors, board of managers, or comparable body of such Person.

“Geographic Area” means North America and any other jurisdiction in which the Company Group engages in the Business at or during the relevant time.

“Non-Solicit Period” means the period of your employment and the twelve (12)-month period following the termination of your employment for any reason.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other entity or any governmental authority.

“Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to actual or anticipated business, operations, research and development of existing or future products or services of the Company Group and which are conceived, developed or made by you (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during your period of employment together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit 1 hereto. You hereby represent and warrant that the patents and other assets owned by you set forth on Exhibit 1 are not related in any way to the Company Group, except as stated therein. For the avoidance of doubt, if any invention (A) is developed by you entirely on your own time without using the Company Group’s equipment, supplies, facilities or trade secret information and (B) does not either (I) relate to the Company Group’s business (or actual or demonstrably anticipated research or development) at the time of conception or reduction to practice of the invention or (II) result from any work performed by you for the Company Group, all as within the meaning of Section 2870 of the California Labor Code, such invention shall not be deemed to be Work Product for purposes of this Appendix A and shall not be subject to the provisions hereof relating to Work Product.

CONFIDENTIALITY

In your position, you will have access to and be dealing with Confidential Information. In exchange for being provided access to such Confidential Information, you covenant and agree that, at all times during and after your employment with the Company Group, you will not, without prior written authorization from the Board or its designee, directly or indirectly disclose to any person, firm, association or corporation or use for your own benefit or gain any Confidential Information, provided that your disclosure of Confidential Information in the course of properly fulfilling your duties to the Company Group shall not be considered to be a breach of this covenant and provided further that this covenant is subject to any disclosure required by law or regulatory agency (provided that you provide the Company with advance written notice of such requirement, to the extent permitted by law, and reasonably cooperate with the Company should it seek to limit such disclosure). For the avoidance of doubt, this Appendix A does not prohibit or restrict you (or your attorney) from responding to any inquiry about this Appendix A or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand and acknowledge that you do not need the prior authorization of the Company Group to make any such reports or disclosures and that you are not required to notify the Company Group that you have made such reports or disclosures.

Breach of confidentiality is a serious matter and could result in termination for cause. Upon cessation of employment for any reason, you agree to return all property of the Company Group, both in electronic and paper form and including all client records, product information, business plans etc., and you agree not to retain any copies of such property.

RETURN OF PROPERTY

At any time during your period of employment or following its termination (for whatever reason), as requested by the Company and/or any member of the Company Group, you agree to:

•

return to the Company or any member of the Company Group or, if instructed by the Company and/or any member of the Company Group, irretrievably destroy or delete any of the following in your possession, custody and/or directly or indirectly under your control:

•

any documents, drawings, designs, computer files or software, visual or audio tapes or other materials containing information whether stored on any magnetic or optical disk or memory card/stick or otherwise (including, without limitation, Confidential Information) and/or any copies or extracts of the same relating to the Business; and

•	any other property of the Company and/or any member of the Company Group;

•

inform the Company of all passwords, passcodes, pin numbers and any other similar information used by you in relation to any information technology systems, vehicles, rooms and/or any other secured property of the Company and/or any member of the Company Group; and

•

disclose to the Company details of all prospective customers engaged in negotiations with the Company or any member of the Company Group in the twelve (12) months prior to the termination of your employment with whom you were personally involved with a view to obtaining goods or services from the Company or any member of the Company Group or in relation to whom you have acquired Confidential Information.

NON-SOLICITATION

The Company Group is in a highly competitive business and invests substantial time, money, and effort to, among other things, provide employees with specialized skills and to develop goodwill and relationships with clients and potential clients. Accordingly, you covenant and agree that, during the Non-Solicit Period, you shall not, and shall cause your Controlled Affiliates not to, without the Company’s express written consent, anywhere in the Geographic Area, either for yourself or through any other Person:

•

Directly or indirectly, with the purpose or effect of competing or interfering with any part of the Business, use Confidential Information to solicit, attempt to solicit, call upon, or accept the business of any Client or Potential Client; or

•

Directly or indirectly employ, solicit for employment or otherwise engage or endeavor to entice away from the Company Group any person who is employed by Company Group as of the date of your termination or call upon or encourage any employee, consultant or independent contractor of the Company Group to cease being employed or engaged by the applicable member of the Company Group.

If you should violate this non-solicitation restriction, the Non-Solicit Period will not expire during any period in which you are in violation and shall automatically be extended by the length of such period of violation.

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

You hereby assign, transfer and convey to the Company Group all of your right, title, and interest to and in all Work Product. You agree that all Work Product belongs in all instances to the Company Group. You will promptly disclose such Work Product to the Company Group and perform all actions reasonably requested by the Company Group (whether during or after your period of employment) to establish and confirm the Company Group’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company Group (whether during or after your period of employment) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. You recognize and agree that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

NON-DISPARAGEMENT

You hereby agree that you shall not, in any manner, directly or indirectly, make any oral or written statement to any person that disparages or places any member of the Company Group or any of their respective officers, shareholders, members, advisors, partners or directors, in a false or negative light; provided that nothing herein is intended to or should be construed to prevent you from fully and truthfully responding to a subpoena or other legal process or request by a governmental or regulatory body, testifying fully and truthfully in any action, proceeding or regulatory matter, or otherwise reporting in good faith possible violations of law or regulations to any governmental agency or governmental entity or making disclosures that are protected under whistleblower or other provisions of the law.

MISCELLANEOUS

You represent that you have read and understand this Appendix A and it does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Appendix A are reasonable, proper and necessitated by the Company Group’s legitimate business interests. You are entering into this Appendix A freely and with knowledge of its content and with the intent to be bound by this Appendix A and the restrictions contained in it.

You agree that any breach of the covenants contained herein will cause irreparable harm to the Company Group and that damages arising from a breach may be difficult to determine. You therefore agree and acknowledge that, in addition to all other remedies provided at law or in equity, the Company Group will be entitled to specific performance and temporary and permanent injunctive relief, from any court of competent jurisdiction, restraining any breaches by you or others acting in concert with you, without the necessity of the Company Group proving actual damages or posting a bond. If the Company Group prevails in any action hereunder, in whole or in part, you will also be liable for the Company Group’s attorneys’ fees and costs in connection with such action and any related proceedings.

If any of the restrictions which are expressed in this Appendix A to apply during a particular period shall be held to be void, but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

All claims arising hereunder, or relating hereto, shall be governed by the laws of the State of California, without regard to its conflict of law rules. You and the Company agree to submit to the personal jurisdiction of the state and federal courts sitting in the State of California, in any action or proceeding arising out of or relating to this Appendix A and further agreement that all claims in respect of the action or proceeding may be heard and determined only in such courts.

This Appendix A and all schedules and exhibits hereto, together with the offer letter of which this Appendix A forms a part, embody the entire agreement of the parties hereto respecting the matters within its scope and supersedes all other prior agreements (including, without limitation, any offer letters, term sheets and correspondence relating thereto), whether written or oral, that directly or indirectly bear upon the subject matter hereof. This Appendix A may not be amended, modified or changed (in whole or in part), except by written agreement executed by both of the parties hereto.

If any provision of this Appendix A or any schedule hereto is found to be void or unenforceable, in whole or in part, the void or unenforceable provision shall be severed. If a provision of this Appendix A or any schedule hereto is found to be too broad, then that provision shall be limited and enforced in its limited form to the maximum extent possible under applicable law.

The Company may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Appendix A by you without in any way prejudicing or affecting its rights in respect of any part of that liability or any other liability or right not so released, compounded, compromised, waived or postponed. No single or partial exercise, or failure or delay in exercising any right, power or remedy by the Company shall constitute a waiver by it of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Appendix A or otherwise.

EXHIBIT 1

EXCLUDED FROM WORK PRODUCT

X	I have no inventions.

The following is a complete list of all pre-existing intellectual property and other assets to be excluded from the definition of Work Product relative to the subject matter of my employment with the Company Group that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Executive:	/s/ Richard Stump	Date:	12/23/2021
Richard Stump